Exhibit 10.56
Personal & Confidential
June 22, 2003
Mr. Denis Martin
95 Woodward Avenue
Narragansett, RI 02882
Re: NaviSite Offer of Employment
Dear Denis:
This letter formalizes the agreement that you and I reached verbally during the week of June 30, 2003. You will transfer from ClearBlue Technologies Management to NaviSite, Inc. (“NaviSite”) effective June 22, 2003. Your position will be SVP, Products and Services, reporting to the Chief Operating Officer, Gabriel Ruhan. Your base salary will be $182,500.00 which will be paid bi weekly. NaviSite may change your position, compensation, duties and work location from time to time, as it deems appropriate.
Stock Options Plan:
You and I will continue to work out the details of your stock based on your Employment Agreement with ClearBlue Technologies Management dated June 6, 2002.
Benefits:
The benefits that you are currently participating in will remain. You will be eligible to participate in any new benefits plan as they are available.
Paid Time Off:
Since you are transferring from one company to the other, you have the option of having your Paid Time Off paid out to you or transferring the balance. You will continue to accrue Paid Time Off at your current accrual rate. Your date of hire (June 6, 2003) will transfer to NaviSite.
Date of Hire:
Your date of hire (June 6, 2002) will be utilized for any benefits that may be affected by your date of hire including but not limited to Paid Time Off, etc.
Business Expenses:
NaviSite will reimburse you for all appropriately documented business expenses. Reimbursable expenses will include reasonable expenses incurred by you in (i) traveling to and from your home in Narragansett, Rhode Island and our offices in Andover, Massachusetts, and (ii) for reasonable living accommodations while in Andover, Massachusetts on Navisite business.
Severance and Vesting under Certain Circumstances..
In the event your employment is terminated by Navisite for a reason other than for cause and including a change of control, then:
a) you shall be paid severance pay equivalent to six (6) months of your then current annualized salary, less applicable taxes and withholding; Such severance pay shall be paid in accordance with normal payroll processing and is payable in exchange for a full release of all claims signed by you and the company.
b) you will also be paid a pro rata portion of any bonus earned pursuant to any Bonus Plan; provided that in the reasonable opinion of the COO of Navisite, by the date of termination, you would have been likely to meet his Bonus Plan goals had you not been terminated.
c) 60% of your unvested stock options shall immediately vest. In all other respects, options shall continue to be governed by, and in accordance with the applicable Stock Option Plan; provided however, if legally permissible, in the opinion of NaviSite’s legal counsel, all your ISO Stock Options shall convert to Non-Statutory Options.
d) on the condition you make a COBRA election to continue coverage under NaviSite’s group health plan, Navisite will pay (on a month by month basis) up to six (6) months of premiums for your COBRA health care. Navisite will reimburse you for the required premiums each month after payment is made by you to the appropriate health care plan. If, however you become covered under a group health plan of another employer prior to the expiration of the referenced six (6) month period, NaviSite will no longer be required to continue the respective coverage described in this paragraph and NaviSite’s obligation to reimburse you for his health care insurance premiums shall immediately cease.
Arbitration:
In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and NaviSite agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in MA or the state in which you work, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or Navisite’s trade secrets or proprietary information.
NaviSite Confidential Information:
In consideration of your employment with NaviSite, you agree that you will not while employed by NaviSite or for a period of twelve (12) months thereafter, except in scope of your employment with NaviSite, directly or indirectly, disclose any confidential information that you may learn or have learned by reason of you association with NaviSite or its affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by NaviSite’s management, or otherwise in the public domain, with respect to the NaviSite’s, or any of its affiliates’, trade secrets and other intellectual property, confidential reports, client lists, technical information, or financial information concerning NaviSite. You agree that all confidential information is and shall remain the exclusive property of NaviSite. All business records, papers and documents kept or made by you relating to the business of NaviSite (the “Business Records”) shall be and remain the property of NaviSite. Upon termination of your employment with NaviSite or at any other time upon request, you will promptly deliver to NaviSite all Business Records (and all copies of reproductions of such material) in you possession or under you control, whether prepared by you or others, which contain confidential information. You agree that a breach of this provision may result in material and irreparable injury to NaviSite or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, NaviSite shall be entitled to obtain a Court order restraining you from engaging in activities prohibited by this letter agreement or such other relief as may be appropriate. This provision shall specifically survive the termination of this letter, as applicable.
At Will:
If you choose to accept this transfer, your employment with NaviSite will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. NaviSite will have a similar right and may conclude its employment relationship with you at any time, with or without cause subject to the severance terms described above.
This letter, along with any agreements may not be modified or amended except by a written agreement signed by an authorized officer of Navisite. This letter sets forth the terms of your employment with NaviSite and supersedes any prior representations or agreements including but not limited to the June 6, 2002 agreement with ClearBlue Technologies.
Sincerely,
Arthur Becker
CEO / President
NaviSite
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Denis Martin

Signature of Denis Martin	Date